SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

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eBay Inc.
(Name of Registrant as Specified In Its Charter)

CARL C. ICAHN
ICAHN PARTNERS LP
ICAHN PARTNERS MASTER FUND LP
ICAHN ENTERPRISES G.P. INC.
ICAHN ENTERPRISES HOLDINGS L.P.
IPH GP LLC
ICAHN CAPITAL L.P.
ICAHN ONSHORE LP
ICAHN OFFSHORE LP
BECKTON CORP.
HIGH RIVER LIMITED PARTNERSHIP
HOPPER INVESTMENTS LLC
BARBERRY CORP.
DANIEL A. NINIVAGGI
JONATHAN CHRISTODORO
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On March 19, 2014, Carl C. Icahn issued the attached open letter to shareholders of eBay Inc.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF EBAY INC. WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF EBAY INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A FILED BY CARL C. ICAHN WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 11, 2014 (THE “SCHEDULE 14A”). EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN EBAY INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF EBAY INC. AS DISCLOSED IN THE SCHEDULE 14A.

FOR IMMEDIATE RELEASE

CARL C. ICAHN RELEASES STATEMENT ON EBAY

New York, New York, March 19, 2014 – Today Carl C. Icahn released the following open letter to stockholders of eBay Inc.

IPO 20% of PayPal

We believe eBay could easily conduct an Initial Public Offering of PayPal, selling 20% to the public. eBay would retain 80% of PayPal with control. Before the transaction is consummated the companies could enter into a long-term, commercially viable contract, preserving all synergies. This type of relationship is customary in partial IPOs and would be particularly important for eBay as currently, outside of PayPal, there does not exist a global payment processing solution competent enough to service eBay’s users. Luckily for PayPal, competitors such as Google, Apple and many others do not yet have the same comparable scale and product offerings.

We believe conducting a 20% IPO of PayPal – and creating two dedicated and highly-focused independent businesses – will provide the best opportunity for these businesses to remain competitive over the long-term. The 20% IPO structure should alleviate any concern of lost synergies. All of the “secret sauce” and “flywheels” would be preserved. A 20% IPO of PayPal could allow for all of the benefits of an independent PayPal, preserves all of the benefits of keeping PayPal in-house and could be structured so as to be tax free to shareholders.

Benefits of a 20% IPO of PayPal

1)	Highlights Value

Currently, we believe the fair market value of eBay and PayPal are shrouded by a conglomerate discount. When compared to other e-commerce companies (such as Amazon) and financial services companies (such as Visa and MasterCard), eBay has trailed its peers in both valuation and performance over all relevant time periods.1 We believe the fact that eBay and PayPal are currently combined makes it difficult for investors and analysts to properly value and fully understand the underlying businesses. We believe that a separation of the businesses will allow investors and analysts to more clearly see the value of both the sustainable double digit growth at PayPal and the strong recurring free cash flows of eBay. Both eBay and PayPal are tremendously strong businesses, but they appeal to different types of investors. We expect that an IPO of PayPal, thereby creating two focused equities, each with clear prospects and strategies for investors and analysts to consider, would enable both companies to attract a more natural shareholder base.

2)	Focuses Management Teams

In our opinion, eBay and PayPal would benefit tremendously from having their own independent management teams focused only on making the best strategic decisions regarding the long-term health of their respective businesses. We believe that independent management teams, together with newly constituted boards of directors (as further described below), would bring an increased level of focus to the decisions that need to be made as eBay and PayPal travel along different trajectories. Each company needs, among other things, its own business-specific long-term operational, financial and business development strategies. We believe fully focused management teams and boards of directors will be essential in ensuring long-term value creation in both businesses.

3)	Creates a Valuable Currency for Acquisitions and Attracting Top Talent

We believe the stock of an independent PayPal would be a valuable currency for future acquisition opportunities. eBay recently paid $800 million in cash to acquire Braintree on behalf of PayPal. We believe consolidation in the currently fragmented and quickly developing payment processing industry is inevitable, and an independent PayPal, armed with its own stock as currency, will be better able to participate advantageously in that inevitable consolidation. In fact, a more valuable currency would allow PayPal to take advantage of even more opportunities in the marketplace (as so many other technology companies do). While we are not currently advocating any specific acquisition, we believe it is likely that PayPal will continue to expand the scope of its technology through acquisitions.

In addition, from our research, it is clear to us that eBay and PayPal have faced significant challenges in recruiting top talent. In the words of Mr. David Marcus, the President of PayPal: “Under the old format many great technologists left. If you had a choice between Google and PayPal you’d go to Google.” 2 While Mr. Marcus may believe this problem is no longer the case after only two years in his current post, we believe the reality is that the best minds are not going to eBay. We hope that Mr. Marcus has started changing the perception of eBay, but we believe PayPal would be much better positioned to attract and motivate top talent, which is the lifeblood of its business, with an incentive plan that was tied to the successful operating performance of PayPal and its own stock price. Just recently (February 2014), in an email from Mr. Marcus to PayPal employees at eBay’s headquarters in San Jose3, Mr. Marcus lamented how disinterested employees were relative to other PayPal offices. This type of direct communication from PayPal’s President only reinforces our belief that PayPal employees will be more motivated when the company operates independently of eBay, with a clear strategic vision and a currency which would be more closely aligned with the performance of its employees.

4)	Prevents Dissynergies

Although eBay’s management asserts that there are “synergies” that exist only by keeping eBay and PayPal together, they offer little in the way of quantitative support. On the other hand, we believe there are in fact significant “dissynergies” that burden the companies by keeping them together. For example, we believe a standalone PayPal would be more able to pursue potential strategic partnerships with other industry leaders, such as Visa, MasterCard, Google, Facebook, Alibaba, etc., that could solidify PayPal’s long-term relevance. This could include potential strategic investments. Facebook recently paid $19 billion for WhatsApp (of which only $4 billion was cash, the balance stock), a global messaging service. But, for a fraction of that price, Facebook could have instead purchased a significant stake in PayPal and launched the service across its platform – talk about value creation! We believe this same situation would hold for Apple, Google, and many others who could stand to gain by partnering with PayPal. We believe it is clear within eBay, these opportunities simply do not exist for PayPal. As another example, according to industry sources, PayPal recently ended a successful partnership with Aliexpress.com, in fear of the company ultimately competing with eBay.4 In our opinion, with PayPal as a standalone company, this profitable and growing relationship would not have ended prematurely.

5)	Preserves Current Synergies

We believe that the only potentially legitimate defense that eBay’s management has offered to date – certain synergies that result from keeping eBay and PayPal together – can be maintained through a contractual business relationship consummated before an IPO and do not actually require eBay owning 100% of PayPal. Some of the synergies eBay’s CEO John Donahoe has expounded are, in our opinion, imagined. For example, we believe that funding the growth of an independent PayPal, which Mr. Donahoe seems to believe only eBay can do,5 would never be an issue for an independent PayPal because it generates over $2 billion in EBITDA and would have a strong cash balance as the combined company currently has nearly $14 billion of cash on the balance sheet which would only grow with incremental IPO proceeds. Either way, we believe, as many other companies have proved, eBay’s 80% ownership of PayPal and a commercially advantageous long-term contract between the two companies, would preserve any potential synergies.

6)	Extends PayPal’s Product Offerings

We believe PayPal has a significant opportunity to expand its product offerings to include check writing, direct deposits, interest on PayPal balances and other financial conveniences that consumers expect, which were highlighted by David O. Sacks, one of the original architects of PayPal.6 Under the current eBay leadership, PayPal has actually removed beneficial services to customers such as providing interest on PayPal deposits. We believe that focus from a dedicated management team, unencumbered by competing agendas, could drive more innovation at a faster pace. eBay is akin to a slow moving battleship at sea, which may be fine for eBay, as its marketplace business is not capable of the growth rates experienced a decade ago. PayPal, on the other hand, needs to be able to react quickly to a rapidly changing payments landscape, not only in the face of new competitors such as Square (a company eBay director Marc Andreessen publicly stated he wished he invested in), Bitcoin (the digital currency Mr. Andreessen cheerleads for), Boku (an Andreessen investment), Coinbase (another Andreessen investment), Dwolla (another Andreessen investment), and Jumio (yet again, another Andreessen investment), among others, but also in the face of competition from technology juggernauts such as Google, Apple and Intuit (where eBay director Scott Cook owns over $1 billion in stock and is an employee, board member and chairman of the executive committee). PayPal needs to have a startup mentality as it seeks to capitalize on its head start in the fast growing multi-trillion dollar global payments industry. We believe that this has not and will not happen successfully within eBay.

7)	Allows for True “World-Class” Boards

As separate companies, eBay and PayPal would have the opportunity to reconstitute their boards of directors and appoint board members who are not conflicted and do not compete with the underlying companies. We believe there are many great minds in the world who would be honored to serve as fiduciaries for the stockholders of an independent eBay or an independent PayPal.

 Conclusion

Over the last few weeks, we have raised a number of troubling questions regarding corporate governance at eBay. Sadly, in our opinion, these questions have never been adequately answered by eBay. Now, we have given a basic overview of the reasons we believe a 20% IPO of PayPal could be advantageous for the companies, employees and stockholders. We hope that eBay’s management is paying attention and decides to respond to this first message on the topic in a productive, transparent manner.

PayPal is a tremendous company, but it is on the verge of going to war against strong adversaries, and only with the benefits of being an independent company, as described above, will PayPal be capable of winning that war. We look forward to continuing to share with all shareholders our thoughts over the coming weeks and thank you for your continued support of our efforts.

Sincerely,

Carl C. Icahn

Follow me on twitter: @Carl_C_Icahn

#notworldclass                                           #spinpaypalnow

Contact: Susan Gordon: (212) 702-4309

If you have questions or need assistance in voting your shares, please call:

Georgeson

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(Toll Free) (888) 497-9677
E-mail: spinpaypalnow@georgeson.com

THIS LETTER INCLUDES INFORMATION BASED ON DATA FOUND IN FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INDEPENDENT INDUSTRY PUBLICATIONS AND OTHER SOURCES. ALTHOUGH WE BELIEVE THAT THE DATA IS RELIABLE, WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS PRESENTATION. MANY OF THE STATEMENTS IN THIS PRESENTATION REFLECT OUR SUBJECTIVE BELIEF.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF EBAY INC. WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF EBAY INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A FILED BY CARL C. ICAHN WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 11, 2014 (THE “SCHEDULE 14A”). EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN EBAY INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF EBAY INC. AS DISCLOSED IN THE SCHEDULE 14A.

1 eBay closing prices as of March 31, 2008 and January 9, 2014 adjusted for any dividends and splits were $29.84 and $52.07 respectively. Available at http://finance.yahoo.com/q/hp?a=02&b=31&c=2008&d=00&e=9&f=2014&g=d&s=ebay&ql=1

Amazon closing prices as of March 31, 2008 and January 9, 2014 adjusted for any dividends and splits were $71.30 and $401.01 respectively. Available at http://finance.yahoo.com/q/hp?a=02&b=31&c=2008&d=00&e=9&f=2014&g=d&s=amzn&ql=1

Visa closing prices as of March 31, 2008 and January 9, 2014 adjusted for any dividends and splits were $59.79 and $221.51 respectively. Available at http://finance.yahoo.com/q/hp?a=02&b=31&c=2008&d=00&e=9&f=2014&g=d&s=v&ql=1

MasterCard closing prices as of March 31, 2008 and January 9, 2014 adjusted for any dividends and splits were $21.90 and $84.36 respectively. Available at http://finance.yahoo.com/q/hp?a=02&b=31&c=2008&d=00&e=9&f=2014&g=d&s=ma&ql=1

Amazon closing prices as of December 31, 2012 and January 9, 2014 adjusted for any dividends and splits were $250.87 and $401.01 respectively. Available at http://finance.yahoo.com/q/hp?a=11&b=31&c=2012&d=00&e=9&f=2014&g=d&s=amzn&ql=1

Visa closing prices as of December 31, 2012 and January 9, 2014 adjusted for any dividends and splits were $150.13and $221.51 respectively. Available at http://finance.yahoo.com/q/hp?a=11&b=31&c=2012&d=00&e=9&f=2014&g=d&s=v&ql=1

MasterCard closing prices as of December 31, 2012 and January 9, 2014 adjusted for any dividends and splits were $48.89 and $84.36 respectively. Available at http://finance.yahoo.com/q/hp?a=11&b=31&c=2012&d=00&e=9&f=2014&g=d&s=ma&ql=1

2 Bertoni, Steven. Forbes. Can PayPal Beat Apple, Google, Amazon and Icahn in the Wallet Wars?. February 12, 2014. Available at
http://www.forbes.com/sites/stevenbertoni/2014/02/12/can-paypal-beat-apple-google-amazon-and-icahn-in-the-wallet-wars/

3 Norvet, Jordan. VentureBeat. PayPal Chief Reams Employees: Use Our App or Quit? February 11, 2014.
Available at
http://venturebeat.com/2014/02/11/paypal-chief-reams-employees-use-our-app-or-quit/

4 New York Post. eBay Drops PayPal from Alibaba. June 4, 2011. Available at
http://nypost.com/2011/06/04/ebay-drops-paypal-from-alibaba/

5 See pg. 69 of eBay’s Preliminary Proxy Statement on Schedule 14A, filed with the SEC on March 10, 2014.

6 Available at http://www.bloomberg.com/video/does-icahn-s-paypal-spin-off-proposal-make-sense-j41d_4hISOiiBVGc7EIoMg.html